UOB

United Overseas Bank Limited

Head Office
80 Raffles Place UOB Plaza
Singapore 048624
Tel (65) 6222 2121
Fax (65) 6534 2334
uobgroup.com

Co. Reg. No. 193500026Z

Ref. : NEW/24/0-00000468/004(EFS)/TSK/rc

11 July 2024

PRIVATE & CONFIDENTIAL

Uni-Fuels Pte. Ltd.
15 Beach Road
#05-07 Beach Centre
Singapore 189677

Dear Sirs,

BANKING FACILITIES

We ("the Bank") are pleased to offer you the following banking facilities for your use subject to the terms and conditions stated herein and subject also to the Standard Terms and Conditions Governing Banking Facilities annexed to this Facility Letter ("the Standard Terms"). In the event of any inconsistency between the terms and conditions herein and the Standard Terms, the terms and conditions herein shall prevail:-

1. LINE OF CREDIT

Within Line

US$2,000,000-00 : United States Dollars Two Million Only

Trade facilities ("Trade Facilities") as follows:

US$2,000,000-00 : For establishing irrevocable sight Letters of Credit **(LC-EFS Trade)** covering your imports to Singapore.

The commission payable to the Bank shall be 1/16% per month [minimum 2 months] on the full amount of the Letter of Credit to be issued and for its full duration subject the Bank's prevailing minimum commission.

(US$2,000,000-00) : For Trust Receipts **(TR-EFS Trade)** financing up to 45 days for:-

(i) Import Bills and/or Term Bills under the Bank's Letters of Credit;
(ii) Inward Bills for Collection under documents against payment and/or acceptance up to 45 days; and
(iii) Invoices against cash payment and/or term payment up to 45 days from suppliers submitted directly by you with TR-EFS Trade tenor commencing from invoice date.

Drawings under this facility will be for purchases from supplier(s) acceptable to the Bank and all payments will be made by the Bank to the supplier(s) directly. Total financing period from supplier(s) and Bank shall not exceed 45 days (TR-EFS Trade financing period).

Interest shall be charged at 1.65% per annum over the Bank's Cost of Funds as determined by the Bank on the day of transaction or at such other rate at the sole discretion of the Bank, for all Singapore Dollar and United States Dollars denominated bills.

This is to be operated within the above LC-EFS Trade line.

Terms Applicable to TR-EFS Trade

(i) Handling commission payable to the Bank shall be at 1/16% per month flat, subject to a minimum of US$75-00.
(ii) Commission in-lieu of exchange shall be at 1/16%, subject to the Bank's prevailing minimum commission, and capped at US$1,500-00.
(iii) Standard trade charges apply for type of charges not stated in this Facility Letter.

(the EFS Trade facilities above together referred to as the "**EFS Trade banking facilities**")

Terms Applicable to Trade Facilities

(i) Each application for drawdown under the trade facilities is subject to the Bank's terms and approval.
(ii) The Bank may vary the limits applicable to the Trade Facilities from time to time and you shall continue to be liable to the Bank for any liabilities incurred or arising from such variation from time to time.
(iii) Trade usage under the Trade Facilities shall be against confirmed sales contract and suppliers/buyers to be parties approved by the Bank.
(iv) Invoices shall be duly supported or accompanied by any other documents required by the Bank, that is Bunkering Delivery Note and carry explicit payment instruction to the Bank.

2. SECURITIES

The banking facilities and all moneys and liabilities (whether actual, contingent or otherwise) owing or payable by you from time to time shall be secured by the following in form and substance satisfactory to the Bank:-

Personal Guarantee for US$2,120,000-00 to be executed by Koh Kuan Hua (NRIC No. [redacted]).

We enclose herewith the Bank's standard Guarantee form(s) to be duly signed by the Guarantor(s) before a witness who may be an Advocate and Solicitor / Certified Public Accountant / Commissioner for Oaths / Notary Public / Company Secretary.

The Securities provided under this Facility Letter shall be security for all banking facilities granted to you by the Bank under the other Facility Letter(s) and secure all other moneys owing by you to the Bank from time to time, including but not limited to all credit card liabilities.

3. AVAILABILITY / CONDITIONS PRECEDENT

The line of credit is granted subject to the eligibility criteria and terms and conditions of the EFS Trade of Enterprise Singapore and in reliance on the facts and information given and declarations made by you in your application form for EFS Trade banking facilities. The declarations made by you in your application form are repeated herein for the benefit of the Bank.

The line of credit is available for drawdown subject to the following conditions precedent being fulfilled to the Bank's satisfaction, and the Bank's receipt of documents in form and substance acceptable to the Bank:

3.1 Constitution / Board Resolution

Delivery to the Bank of:

(a) your latest Constitution, certified as a true copy by any director or company secretary or such person acceptable to the Bank; and

(b) an extract of your Board Resolution in form and substance satisfactory to the Bank, certified as true copies by two directors or by a director and the company secretary unless your Constitution provide for certification by a director or the company secretary singly.

3.2 Availability

The EFS Trade banking facilities are subject to approval from Enterprise Singapore and any conditions it may impose. The date of first drawdown of the EFS Trade banking facilities shall be in accordance with the conditions set out in Enterprise Singapore's approval.

3.3 Legal documentation

The security documents shall have been signed and completed in form and substance satisfactory to the Bank and registered with the appropriate authority.

3.4 You shall provide documentary evidence that Bangkok Bank has released the Fixed Deposit of US$1,500,000-00 to you.

3.5 Adverse circumstances

There being no circumstances which in the Bank's opinion or the Bank's solicitor's opinion could affect the Bank's decision or willingness to offer or continue to grant the banking facilities.

3.6 If you are and/or any security provider is a foreign company or foreign individual, the Bank shall have received a foreign legal opinion with regard to your legal capacity and/or the legal capacity of the security provider to contract with the Bank in relation to these banking facilities and to provide security.

3.7 The Bank shall have received spousal consent in respect of security given by any security provider who has a spouse, where either the security provider or the spouse is a citizen of Indonesia, Thailand, Myanmar, People's Republic of China or any other jurisdiction where spousal consent is required.

3.8 Such other documents and/or conditions precedent as the Bank may require.

4. TERMS APPLICABLE TO LC/TR-EFS TRADE ("EFS TRADE BANKING FACILITIES")

Availability Period

The EFS Trade banking facilities shall be available for **12** months from date of acceptance of this Facility Letter subject to the terms and conditions of this Facility Letter and the eligibility criteria as set out by Enterprise Singapore from time to time.

The EFS Trade banking facilities will be subject to review by the Bank and Enterprise Singapore. In this connection, the terms of the EFS Trade banking facilities may be varied by the Bank at any time following any variation, term or condition required by Enterprise Singapore, or following the Bank's review.

5. SPECIAL CONDITIONS

5.1 The facilities under the EFS Trade banking facilities shall be subject to you observing and fully satisfying and fulfilling at all times such terms and conditions and criteria as Enterprise Singapore may specify from time to time, including those found in any of its guidelines and without limitation, the following:-

(a) You shall ensure that at all times, the annual sales turnover of your Group in aggregate does not exceed S$500 million per annum. For the purposes of this clause, "Group" shall mean you, your corporate shareholders holding more than 50% shareholding (whether directly or indirectly), and your subsidiaries where you hold more than 50% shareholding (whether directly or indirectly).

(b) You shall allow Enterprise Singapore's representatives at all reasonable times to examine and make copies of all your records relating to the facilities under the EFS Trade banking facilities and shall afford such representatives all such assistance for this purpose as they may require. You acknowledge that Enterprise Singapore may release such records to any authority that Enterprise Singapore deems necessary, without any consent required.

You undertake to inform the Bank immediately upon you being unable to observe, satisfy and/or fulfill any of the terms and conditions and criteria as Enterprise Singapore may specify from time to time, including without limitation, those stated above.

5.2 If the Bank determines in its sole discretion that you have failed to observe and fully satisfy all the terms and conditions and criteria of Enterprise Singapore including those set out in this clause, the Bank shall notify you of the same and you shall upon such notification immediately repay the Bank all moneys outstanding under the EFS Trade banking facilities. Should you fail to repay forthwith upon notification, the Bank shall be entitled to charge interest on the unpaid amount at 3.50% per annum above the Bank's prescribed rate or such other rate as may be determined by Enterprise Singapore, until full payment has been received.

5.3 In the event Enterprise Singapore does not approve any facility herein, you shall, on demand refund any amount disbursed under the EFS Trade banking facilities together with default interest calculated in the manner described above and any other costs and expenses (including but not limited to legal costs on an indemnity basis) incurred by Enterprise Singapore and/or the Bank in recovering the amount disbursed.

5.4 You hereby represent and warrant that on the date of acceptance of this Facility Letter, you have a minimum of thirty per cent (30%) active local participation and ownership, save where you have the prior written approval of the Bank and Enterprise Singapore.

6. FACILITY FEE

A non-refundable facility fee amounting to 0.90% of the banking facilities limit under EFS Trade is payable upon acceptance of this Facility Letter and shall be debited from your current account maintained with the Bank or such other mode acceptable to the Bank.

7. NEGATIVE PLEDGE

You shall not, without the Bank's prior written consent, create or permit to arise or subsist any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or any other encumbrance whatsoever over any of your properties and assets or any part thereof both present and future, whatsoever and wheresoever situate or factor any of your accounts receivables, except in favour of the Bank.

8. ABORTIVE FEE

If, after acceptance of this Facility Letter the banking facilities set out in this Facility Letter are aborted before the line of credit is available for drawdown, you shall pay an abortive fee of 1.50% on the total limit of these banking facilities.

9. COVENANTS

(i) You shall maintain a minimum Tangible Net Worth of US$4,000,000-00 at all times, where Tangible Net Worth is defined as the sum of Paid-Up Capital, All Reserves, Retained Earnings and Minority Interest less Intangible Assets.

(ii) So long as any sum remains or may be outstanding under the banking facilities, there shall be no direct or indirect change of control in the shareholding or management of your company, as determined by the Bank in its absolute discretion. In the event of a change, prior written consent from the Bank shall be required and the Bank shall be entitled to impose such terms and conditions as it deems fit, including the levying of a charge equivalent to the prepayment fee or such other amount as may be advised by the Bank.

Your compliance with these covenants will be assessed during the Bank's periodic review of the account. In this connection, you shall ensure timely submission of your audited annual financial reports to the Bank.

10. OTHER TERMS & CONDITIONS

(i) Operating Account, Cash Management Activities and Banking Transactions

You shall maintain at least an operating account (the "Account") with the Bank for the purposes of your banking transactions for so long as any sum remains owing or unpaid under the banking facilities. You will:-

(a) utilize the services provided by the Bank in connection with the Account and conduct your banking transactions through the Bank using the Account; and

(b) channel a proportionate amount of your cash management activities and banking transactions (including, but not limited to, transactions pursuant to treasury requirements, payments and collections, trade collections and export letters of credit), and the cash balances that come with it, to the Bank.

The volume of your banking transactions (including, but not limited to, transactions pursuant to treasury requirements, payments and collections, trade collections and export letters of credit) and cash management activities shall commensurate with the amount of the banking facilities granted.

(ii) Bank's Right of Review

Notwithstanding anything herein, the banking facilities and covenants (if any) are subject to review by the Bank at any time at the Bank's absolute discretion.

In this connection, you shall (and shall procure that the Corporate Guarantor (if any) shall) forward to the Bank the audited annual financial reports immediately upon receipt from the auditors for each financial year.

Upon any review of the banking facilities and covenants (if any), the Bank shall have the right at the Bank's absolute discretion to vary, modify, terminate, reduce, suspend or cancel any of the banking facilities and/or to demand immediate repayment of all moneys and liabilities owing to the Bank under the banking facilities (whether actual, contingent or otherwise).

(iii) For the avoidance of doubt, the Bank may impose such terms and conditions and/or levy such fees as it deems fit for any consent and/or waiver sought from the Bank in relation to any of the terms and conditions of the banking facilities.

(iv) Notwithstanding this Facility Letter, the Bank may, at its sole discretion, require that you execute a further facility agreement or such other agreements at your own expense, in form and substance satisfactory to the Bank, and/or do all such assurances, acts and/or things as the Bank may require from time to time to give effect to the provisions of this Facility Letter.

If the terms and conditions of this Facility Letter are acceptable to you, please confirm your acceptance by delivering to the Bank:-

(i) the duplicate of this Facility Letter with the acceptance portion duly signed by your authorized signatory(ies);

(ii) an up-to-date copy of your Constitution certified as a true copy by any director or company secretary or such person acceptable to the Bank; and

(iii) an extract of your Board Resolution (a sample resolution is attached hereto for your adoption) certified as a true copy by two directors or by a director and the company secretary unless your Constitution provide for certification by a director or the company secretary singly;

all within 14 days from the date hereof, failing which this offer shall lapse, unless otherwise agreed by the Bank.

If you require any clarification, please call your Senior Relationship Manager, Yvonne Lim Hwee Min at 65398804.

We are pleased to be of service to you.

Yours faithfully
for United Overseas Bank Limited

Loo Yee Ming
Executive Director
Industry Group Head
Commercial Banking Sector

UOB

Ref. : NEW/24/0-00000468/004(EFS)/TSK/rc

ACCEPTANCE

To: UNITED OVERSEAS BANK LIMITED

1. We hereby accept your above offer of banking facilities and acknowledge receipt of a copy of the Standard Terms and Conditions Governing Banking Facilities (ref: CR-133.2 (R8.21)).

2. We hereby consent to the Bank's disclosure of any information whatsoever concerning any matter or transaction in relation to any banking facility from time to time granted by the Bank, any security relating thereto and any information whatsoever regarding our accounts or affairs in accordance with the Bank's right of disclosure provided in this Facility Letter and the Standard Terms.

3. We enclose herewith a certified true extract of our Board Resolution accepting the above offer, as well as an up-to-date copy of our Constitution, certified as a true copy.

4. We authorise the Bank to debit all commissions, costs, fees, charges and expenses (including but not limited to instalment payments, capital repayments and interest thereon) from our account no. ______________________ or any other account(s) which we have or may have with the Bank.

____

Signed for and on behalf of Uni-Fuels Pte. Ltd.
Date: 15/07/2024